UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                    )
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STATEMENT IN RESPONSE TO EXEMPT SOLICITATION

    Honeywell looks forward to connecting with our shareowners at our upcoming annual meeting on May 19, 2023. One of the proposals to be tabled at the meeting is Proposal 6: Environmental and Health Impact Report (Proposal 6). Submitted by a proponent represented by an NGO called Investor Advocates for Social Justice (the Proponent), Proposal 6 calls for Honeywell to issue an environmental justice report describing our efforts to identify and reduce environmental and health impacts from our operations on communities of color and low-income communities.
    Honeywell supports the spirit of Proposal 6 and the Proponent’s intent to advance environmental justice. In fact, when updating our annual report on Due Diligence Processes to Identify and Address Environmental and Social Risk this year, we added discussion of how environmental justice considerations are already a part of how we manage our current operations and our remediation of legacy sites. We also noted that protecting the environment and meaningfully engaging the surrounding community have been long-standing hallmarks of Honeywell’s commitments and procedures.
In addition, while we believe our current disclosure in this area compares favorably to our proxy peer group, Honeywell has committed to issue additional environmental justice reporting. This reporting will be guided by emerging disclosure standards, which are notably in early stages of development. Equally, if not more, important is our commitment to do so in a way that is meaningful and useful to our shareowners. We will purposefully engage with our shareowners on this topic during our spring and fall engagement meetings so that we can be responsive to the information needs of our broader shareowner community.
Although we support the spirit of Proposal 6 and are committed to providing additional environmental justice reporting, our Board of Directors did not elect to support the proposal because we strongly disagree with the misleading allegations and mischaracterizations asserted in the Proponent’s supporting statement. Unfortunately, in its Exempt Solicitation, the Proponent has continued to perpetuate this behavior, using the SEC’s shareowner proposal process to communicate misinformation while omitting important context and conflating settlements memorializing our agreement to implement agency-approved remediation plans at legacy sites with what we agree are important environmental justice considerations. We are disappointed that the Proponent continues to take this approach despite multiple engagements over the past two years with our management team and internal subject-matter experts.
We are issuing this statement today because we cannot allow this misinformation to remain uncorrected. Enclosed, please find important facts regarding each of the matters raised in the Proponent’s Exempt Solicitation. Unlike the Proponent’s misleading allegations (which are not held to public company disclosure control standards), this letter and the enclosed Detailed Discussion are held accountable to the SEC’s rigorous disclosure standards. We hope that this additional information will help place the Proponent’s mischaracterizations in the appropriate context.
Please do not hesitate to reach out through our investor relations team at InvestorRelations@Honeywell.com if you would like to engage with us on this Proposal.

Detailed Discussion

As described above and in our report, Due Diligence Processes to Identify and Address Environmental and Social Risk, Honeywell proactively approaches complex environmental challenges through world-class science, engineering, and design, technical excellence, and community engagement. Honeywell’s work at legacy sites, which protects human health and the environment, is done in collaboration with local government agencies and communities, and where practicable, Honeywell seeks to transform such properties into new assets for community use.
We are committed to providing additional reporting once accepted disclosure standards and industry norms relating to environmental justice emerge. We are currently evaluating a number of tools, including various environmental justice screening and mapping tools, to identify opportunities to provide meaningful public reporting. We are also committed to proactive engagement on this topic. We continue to engage with shareowners and other stakeholders and aim to provide meaningful disclosure that is responsive to shareowner feedback and published on an appropriate timeline.

The Proponent states that the Proposal is in the best interest of shareowners because:

“1.    Honeywell faces litigation, reputational, and regulatory risk from poor management of environmental justice;

2.    Insufficient community consultation and mischaracterization of community relationships may be misleading; and

3.    Pollution sites where Honeywell deems cleanup to be “complete” may face hidden costs down the road.”

As described in more detail below, we believe that each of these arguments is inaccurate and/or misleading given that:

1.There is no evidence that Honeywell has faced material litigation, reputational, or regulatory risk from poor management of environmental justice. None of the examples cited by the Proponent demonstrates poor management of environmental justice. As discussed in detail below, the information cited by the Proponent misrepresents Honeywell’s involvement and community engagement in remediation projects at legacy sites, and none of the examples pertain to our current operations. In addition, to date, Honeywell has not encountered any litigation or regulatory action against us due to an environmental justice claim.

2.Honeywell’s approach to remediation calls for robust engagement with parties who are impacted (or perceive themselves to be impacted) by our remediation projects. In our report, Due Diligence Processes to Identify and Address Environmental and Social Risk, we report on the requirements of our policies and procedures and give specific examples of community involvement in our projects. This year, we updated the report to include information on how our approach to community involvement considers environmental justice and fenceline communities. While there are instances where regulators require that they take the lead in communications with the public, Honeywell typically engages in direct outreach with impacted communities in close consultation with local stakeholders. In addition, for our legacy sites, Honeywell’s practice is to engage local resources, where practicable, and work with community leaders to help us understand the community in which we are working and to guide our plans and progress. In many cases, Honeywell’s activities go beyond what is required by applicable laws.

3.The Proponent raises the specter of “hidden costs down the road” due to ineffective cleanup or community consultation but does not demonstrate that Honeywell has failed to act responsibly in either regard. Honeywell specifically plans for all probable and estimable costs related to its cleanup projects, including operation, maintenance, and monitoring of sites where remedies have been implemented. To date, Honeywell has not faced any claims for post-remedy injuries after an approved remedy was implemented. As discussed below, other than a lawsuit against IBM that is wholly unconnected to Honeywell, none of the settlements or lawsuits referenced in the Exempt Solicitation relate to a failed cleanup, post-remedy contamination, or absence of community consultation. Furthermore, it is not Honeywell that is the party that deems cleanup to be “complete” at any site – the regulator with jurisdiction is the entity that decides whether a remedy is complete or not, with this decision made through a public process as required by law. Where Honeywell is the principal party in the remediation, we also remain involved in continuous monitoring, with responsibility for ensuring ongoing effectiveness of the remediation.

In general, the statements submitted in the Exempt Solicitation do not appropriately represent the performance or risk profile of Honeywell’s current operations under its current management system. Over the last five years, Honeywell, a company with $36 billion in revenues and over 200 manufacturing sites, has paid in total less than $500,000 in fines and penalties related to environmental matters.

Instead, the litigation, settlements, and regulatory “findings” cited in the Exempt Solicitation generally relate to legacy operations, and are taken out of context in an attempt to frame Honeywell’s efforts regarding remedial obligations arising out of operations in the past (mostly in businesses that Honeywell closed or sold years ago) as inadequate. The historic operations that resulted in these projects mostly predate the Clean Water Act, the Clean Air Act, Superfund regulations, the Resource Conservation and Recovery Act, and/or the EPA and are not a reflection on Honeywell’s current operations and processes. It is worth noting that industrial operations across the country during the late 19th century and early to mid-20th century were very different from manufacturing today.

It is also worth noting that the Exempt Solicitation mischaracterizes the nature of the settlement agreements and lawsuits cited therein. In general, “settlement” agreements with the EPA or with state and local governments are not adversarial proceedings. They simply memorialize the environmental remediation plan to be implemented by Honeywell after the governmental agency determines the final plan. These settlements also do not represent fines and penalties. For example, the amounts associated with the settlements referenced in the Exempt Solicitation related to the LCP site in Georgia, the North Hollywood Operable Unit of the San Fernando Valley (Area 1) site, and the LCP-Holtrachem site represent EPA-estimated cost to execute the agreed remediation plan.

Other settlements referenced in the Exempt Solicitation, such as the St. Louis River, Minnesota and Elkton Firehole in Maryland settlements, represent a resolution of our cost responsibility for remediation projects to be implemented by other parties.

In addition, the lawsuits referenced in the Exempt Solicitation, such as the state of New Jersey’s claim regarding the Quanta Resources site in Edgewater, New Jersey and the “additional $4 million following state litigation” referenced for the LCP site in Georgia, relate to natural resource damages (NRDs). NRDs are legally allowed where past contamination has resulted in historical damage to or loss of community access to natural resources.

None of these settlements are a reflection on Honeywell’s current conduct and are unrelated to Honeywell’s approach to engaging with our communities.

Nonetheless, to provide the context the Proponents omitted, we address each of their references in more detail below:

•Beck’s Lake, South Bend, IN

The Proponent references this matter as a Honeywell operation that contributes to environmental racism when, in fact, the matter relates to Honeywell and the City’s negotiated agreement to perform remedial investigations on the use of this area as a dumpsite in the 1930s and 1950s by residents and industry.

Beck’s Lake is in LaSalle Park in South Bend, IN. During the 1930s through the 1950s, prior to the construction of the park, the area was used as a dumpsite by South Bend residents and industry. In the 1960s, the City acquired the property and developed the park without awareness of past contamination. Based on a historical record of Bendix Corp., a predecessor to Honeywell, the EPA named Honeywell a potentially responsible party. In 2015, the City and Honeywell negotiated an agreement to perform remedial investigations.

Throughout the project, the EPA and the City have taken the lead on communications with the residents in the neighborhood. The South Bend Parks Department has an outreach site where it posts all of the project reports and remedial documents. The EPA has a community involvement plan, and Honeywell has provided support to both the EPA and the City in the remediation and community involvement.

•Hoosick Falls, NY Class Action Settlement

From 1986 to 1996, AlliedSignal Laminate Systems Inc., a company affiliated with AlliedSignal, now Honeywell, operated a coating business in Hoosick Falls. After selling the business (now operated by Saint-Gobain Performance Plastics), AlliedSignal conducted environmental investigations and received “No Further Action” letters from New York State Department of Environmental Conservation (NYSDEC).

Almost two decades later, Honeywell first learned that PFOA (perfluorooctanoic acid) had been detected in the Hoosick Falls municipal water system. Honeywell voluntarily reached out to the New York State Department of Health to offer assistance, cooperation, and support. In June 2016, Honeywell voluntarily entered into two Consent Orders with state regulators related to PFOA issues in Hoosick Falls. Hoosick Falls is the only place where Honeywell is currently responsible for environmental remediation concerning PFOA or PFOS (Per- and Polyfluoroalkyl Substances).

Our investigations of groundwater, soil, sediment, and surface water began in July 2016. Using cutting-edge science and engineering, we continue to work collaboratively and transparently under the supervision of state and federal agencies to conduct environmental investigations, construct interim remedies, and implement cleanup plans. No PFOA has been detected in the village’s municipal water supply since March 2016 as a result of Honeywell’s and Saint-Gobain’s funding of interim and full-capacity water treatment systems.

In Hoosick Falls, Honeywell works under the direction of state agencies, and in collaboration with Saint-Gobain, in supporting the Hoosick Falls Community Working Group and continues to communicate directly with homeowners, elected and appointed officials, and local businesses.

As part of Honeywell’s commitment to addressing PFOA in Hoosick Falls, Honeywell – along with Saint-Gobain and 3M – reached a settlement in the class action lawsuit, Baker v. Saint-Gobain Performance Plastics Corp. et al., which was filed in the United States District Court in 2016 and amended in 2018. The settlement included payments to class members who alleged property damage associated with the contamination and establishment of a medical monitoring program.

The Proponent cites this settlement to imply that Honeywell has faced “prominent lawsuits” with potential settlements up to $65 million but neglects to mention that Honeywell is just one of three parties with combined responsibility for this amount.

•Quanta Resources Site, Edgewater, NJ

Multiple companies previously operated at the site that is now the Quanta Resources Superfund site in Edgewater, NJ, where the prior industrial practices from the late 1880s to the 1980s resulted in contaminated soil, river sediments, and groundwater. Even though Honeywell last operated at this site about 50 years ago, Honeywell has worked under federal and state oversight to address the contamination related to the site.

For almost two decades, Honeywell has conducted its own community engagement and has participated in and supported the EPA in its outreach activities, including numerous public meetings, small group meetings, and Community Advisory Group meetings. Local government and community relations experts are part of Honeywell’s team. Honeywell has produced numerous fact sheets, maintained a comprehensive website with real time air monitoring data, provided a hotline number and responded to inquiries, and met with residents and neighbors prior to, and throughout, the investigation, remedy design, and construction. Honeywell plans to continue its robust community dialogue and support the EPA during public engagement for the offshore remedy.

In November 2020, a NRD lawsuit was filed against Honeywell on behalf of the New Jersey Attorney General. As part of this claim, the state is seeking damages for alleged past injuries to natural resources dating back to the beginning of industrial operations at the site in the 1800s, among other things. Honeywell has numerous legal and evidentiary defenses against the State’s overly broad NRD lawsuit, and we intend to defend against this claim. The lawsuit arises from Honeywell’s status as the survivor corporation to various predecessor companies that ran industrial operations and is not a controversy related to Honeywell’s current operations or Honeywell’s remediation of the site. While we are working closely with the EPA and the State of New Jersey with respect to on-going site remediation efforts, we will continue to assert our substantial legal and factual defenses against the NRD lawsuit.

Honeywell’s goal has been, and will continue to be, protecting public health, the community, and the environment while cleaning up the site to allow for redevelopment and reuse.

•St. Louis River / Interlake / Duluth Tar, MN

The St. Louis River/Interlake/Duluth Tar site in Minnesota is the site of former coking, pig iron, and coal gasification industrial operations from the 1890s until 1962. Allied Signal Inc. was one of three parties identified by the EPA as responsible parties for a portion of the site due to operation of a small tar plant at the site for a short period of time in the site’s long industrial history. A manufactured gas and steel plant was operated on the rest of the site. The remedy was implemented by the parties and has been subjected to multiple five-year reviews since implementation.

In 2017, Honeywell participated in a NRD settlement with the United States, Minnesota, and Wisconsin. NRDs are a part of the Superfund process, and Honeywell paid a portion of the total settlement reflective of the small role its predecessor played in the history of the site.

The settlement referenced in the Exempt Solicitation memorializes this.

•Glynn County, GA

The former LCP Chemicals (LCP) site in Brunswick, GA, has a long industrial history. Previous manufacturing practices from the early 1910s to the 1990s impacted the marsh, upland soil, and groundwater. Allied Chemical built the LCP plant in 1955 and operated it in conformance with laws, regulations, and permits until the property and the business were sold to the LCP Chemical Company in 1979, which continued operations for another 15 years until the Georgia Environmental Protection Division revoked LCP’s discharge permit, causing the plant to shut down, and LCP went bankrupt.

Working with other former owners, Honeywell began to clean up the site after the LCP plant was shut down. Since then, a team of national and local experts has been studying and cleaning up the site, working under the oversight of government regulators. More than 225,000 tons of contaminated soils and materials were removed, and 13 acres of an adjacent marsh were dredged and restored. These actions removed the highest levels of contamination over wide areas. The EPA has determined that no additional upland soil remediation is necessary. The northern section of the uplands was sold to Glynn County in 2012.

The marsh has significantly improved because of the previous work. In 2015, the EPA selected a marsh remedy. Construction began in fall 2022. In addition, Honeywell is currently working with the EPA to determine if the groundwater requires additional cleanup.

Community engagement in Brunswick has been a high priority for Honeywell. We have supported the EPA and its outreach efforts, supplemented that engagement with Honeywell community meetings, maintained a website and a Story Map, conducted numerous site tours, and worked with local elected officials, businesspeople, and community members. Local community experts are part of the Honeywell team.

•North Hollywood Operable Unit, CA

Honeywell’s predecessors manufactured and tested aircraft parts and other industrial equipment beginning in the 1940s at a facility in North Hollywood, CA known as the Former Bendix Site. The EPA and the Los Angeles Regional Water Quality Control Board determined that operations at several industrial facilities in the San Fernando Valley basin, including Honeywell’s predecessors’ operations at the Former Bendix Site, resulted in contamination to the groundwater resources including in the area designated by the EPA as the North Hollywood Operable Unit.

The Los Angeles Regional Water Quality Control Board provides oversight for the ongoing cleanup at the Former Bendix Site, while the EPA is overseeing Honeywell’s cleanup work outside of the Former Bendix Site. Honeywell has agreed to design and fund, and is currently constructing, groundwater treatment facilities. When fully operational, the facilities will treat approximately 2.8 billion gallons of groundwater annually.

Honeywell is currently constructing the infrastructure and treatment facilities in phases. Phases 1A and 1B are facilities that will treat approximately 489 million gallons of groundwater. Phases 2 and 3 are added facilities and infrastructure that will be able to treat an additional approximately 2.3 billion gallons of groundwater.

The settlement referenced in the Exempt Solicitation memorializes our agreement to fund certain of the groundwater treatment facilities.

•LCP Holtrachem, NC

In Riegelwood, NC, Honeywell’s predecessors operated a facility that supported the co-located International Paper facility. Honeywell sold its portion of the site to LCP in 1979. LCP went bankrupt, and we returned to the site to remediate it. The EPA’s final remedy has been approved, and we expect to begin construction this summer.

The settlement referenced in the Exempt Solicitation memorializes our agreement on the remedy.

•Elkton Farm Site, Elkton, MD

The Elkton Farm Site in Elkton, MD was operated as a fireworks and Department of Defense munitions factory from 1933 to 1958, with other industrial operations continuing at the site thereafter until at least 1972. Between October 1942 and February 1943, the Navy seized and operated the plant to support the war effort. Honeywell returned to the site to participate in remediation efforts. The site is impacted by unrelated, offsite sources, and the Department of Defense bears significant responsibility for its operations in the area.

The settlement referenced in the Exempt Solicitation memorializes our agreement to participate in remediation efforts.

•Metropolis, IL

The Metropolis facility processes uranium hexafluoride to support the production of nuclear fuel. The plant is scheduled to come back online in the first half of 2023. Due to the nature of the operations, the Metropolis facility is heavily regulated by state and federal government authorities and subject to strict standards. Honeywell’s robust health, safety, and environmental systems and processes are intended to ensure that we remain in compliance with those strict standards. However, we are subject to lawsuits alleging that the facility harmed local residents. Because of the strict standards placed on the facility and our adherence to them, we believe these lawsuits are without merit and we are working to defend them.

•Onondaga Lake, NY

The Onondaga Lake cleanup, completed in 2017, is the result of a successful collaboration among private and public entities for an innovative and sustainable restoration, which Audubon New York called “one of the most ambitious environmental reclamation projects in the United States.” In 2015, Audubon New York honored Honeywell with its highest award for conserving and restoring natural ecosystems.

Honeywell’s predecessor, Allied Chemical, operated on the shores of Onondaga Lake along with several other public and private entities, many of which became bankrupt. After initial investigations of potential contamination, Honeywell began assembling a world-class team of scientists, environmental engineers, and habitat specialists to design a safe and effective cleanup based on sound science and community priorities. Honeywell reached out for advice from the community, including conservationists, sportsmen, environmentalists, public officials, nearby residents, and experts from the State University of New York College of Environmental Science and Forestry (SUNY-ESF), Syracuse University, and Upstate Freshwater Institute. From the outset, this group was committed to creating a healthier ecosystem by reestablishing thriving, natural habitats as part of the cleanup.

Early in the process, Honeywell reached out to the Onondaga Nation for dialogue and engagement. Honeywell representatives participated in extensive outreach to the Onondaga Nation and the public throughout the process, including direct discussions between members of the Onondaga Nation and Honeywell’s leadership. This included a meeting at the Onondaga Nation’s invitation to their Longhouse, where Honeywell leaders listened carefully to the Nation’s concerns. Since the initial discussions with the Onondaga Nation, the Onondaga Nation has consulted on a Nation-to-Nation relationship basis with the EPA and NYSDEC. As part of the NRD Assessment, Honeywell entered into a Cooperative Assessment Agreement with the Onondaga Nation, had many meetings and site tours together, and funded a cultural history of Onondaga Lake conducted by the Onondaga Nation. The Onondaga Nation is provided the technical submissions related to the Onondaga Lake remedy submitted by Honeywell.

In 2005, under the direction of NYSDEC and the EPA, Honeywell put into action the country’s largest lake remediation project, a science-driven dredging, capping, and habitat restoration plan. In 2006, Honeywell also agreed to assume full responsibility for the lake cleanup pursuant to a Consent Decree that was approved by a federal judge even though approximately 100 companies surrounding Onondaga Lake, or its tributaries, had contributed to the industrial pollution.

As one example of our commitment to the Onondaga Lake cleanup, during placement of the cap remedy, the cap material was observed to be moving in limited areas due to unexpected circumstances. Because Honeywell’s engineers and consultants and the environmental agencies were closely watching the deployment of the cap material to ensure effectiveness of the remedy, this was identified and reported, and this portion of the remedy was redesigned. No further issues were observed with the redesigned approach.

The Onondaga Lake collaboration sought to improve and enhance the environment and prevent future environmental degradation. This enormous project was seen as an opportunity to help solve environmental problems in the watershed, not simply to rectify individual issues at a particular site. Local scientists and academics saw an opportunity to address significant environmental challenges through natural environmental solutions, and Honeywell championed this approach. From the beginning, goals included raising awareness of the myriad environmental issues surrounding Onondaga Lake and its watershed. This collaboration also provided educational and volunteer opportunities by engaging the community, K-12 students, high school science teachers, college students, and citizen scientists.

NRD claims, which are part of the Superfund process, resulting in the development of 19 restoration projects, including the recreational trails and public fishing access areas. One of these projects includes the transfer in fee title of approximately 1,000 acres of habitat conservation property in the Tully Valley to the Onondaga Nation. Honeywell has been working cooperatively with the NRD Trustees and the Onondaga Nation on the property transfer process.

Honeywell continues to monitor the effectiveness of the remedy, and the agencies conduct regular, five-year reviews of its effectiveness per statutory requirements. Two of such five-year reviews have already been conducted. The long-term monitoring of the remedy will continue until the agencies determine it is no longer necessary.

•Tonawanda Coke, NY

The Riverview Innovation & Technology Campus (RITC) will be constructed on the former Tonawanda Coke property, in Tonawanda, NY. Comprised of approximately 140 acres, the site was once home to an operating coke facility for more than 100 years prior to closing in October 2018. From 1917 to 1977, predecessor companies of Honeywell owned and operated the business.

Today, the site is being remediated by experienced brownfield developer Jon Williams and Honeywell. Williams, President of RITC, completed his acquisition of the property in October 2019 with a long-term vision for the cleanup and redevelopment. Mr. Williams has said, “Once the site has been cleaned up, it has attributes that support data and technology-focused redevelopment. The investment and job-creation opportunity, in a long-term view, is very achievable.”

Legacy environmental conditions at the site are being addressed under two separate NYSDEC programs. Mr. Williams’s cleanup is being done under the brownfield program and Honeywell’s program is being done under the State Superfund program. Entering the portion of the site to be redeveloped into the brownfield program should allow it to be put back to productive use in the community more quickly. The goal for both the brownfield and state Superfund programs is to develop and implement cleanup plans that protect public health and the environment and achieve sustainable remedies that will support the future return of the property to beneficial reuse. Both the brownfield and state Superfund programs are overseen by the NYSDEC, with the agency reviewing and approving plans for remediation in both programs.

Soon after the site was acquired, Honeywell and RITC worked with state regulators to produce a Community Participation Plan (CPP), which outlines how the public will be involved throughout the investigation and cleanup. It includes opportunities for citizen involvement and two-way dialogue before decision makers form or adopt final decisions. Notices, fact sheets, and a project website will help the interested and affected public understand issues related to the nature and progress of the investigation and cleanup. In addition, public forums, comment periods, and contact with project managers provide opportunities for the public to contribute information, opinions, and perspectives that have potential to influence decisions about the site’s investigation and cleanup.

In addition to the CPP, RITC and Honeywell are supporting the Tonawanda Community Working Group, which is comprised of local NGOs (including the organization mentioned in the Exempt Solicitation, the Clean Air Coalition of Western New York), businesses, elected and appointed officials, and citizens. The Community Working Group has been meeting under the chair of the Town of Tonawanda Supervisor. Local public relations experts also are part of the Honeywell and the RITC teams.

Visible progress shows how the site is being transformed from an abandoned coke facility to a property with a viable, long-term vision. Former plant structures have been demolished and asbestos removed. Remedial investigations and field work including sampling of soil, groundwater, surface water, and storm water are almost complete.

The RITC development project is designed to unlock the employment and tax generation capacity of the site and allow a development to support multiple commercial and academic tenants while integrating it into the overall development of the region. The plans for this site will be coordinated with the Town of Tonawanda. Stakeholder engagement and dialogue will continue throughout the cleanup and restoration.

Forward Looking Statements

We describe many of the trends and other factors that drive our business and future results in this statement. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this statement can or will be achieved. These forward-looking statements should be considered in light of the information included in this statement, our Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.